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                                   EXHIBIT 11
                       COMPUTATION OF PER SHARE EARNINGS

     We calculated net income per share in accordance with FASB Statement No. 128 by dividing net income by the weighted average number of shares of common stock outstanding to arrive at the Net Income Per Common Share -- Basic. We calculated Net Income Per Common Share -- Diluted by dividing net income by the weighted average number of shares of common stock and dilutive stock equivalents from the exercise of stock options and warrants using the treasury stock method. The results for March of 1999 and prior reflect the conversion of MJK shares into Stockwalk.com Group, Inc. shares at a rate of 3.72382 to 1.

                                                                                                            NINE MONTHS ENDED
                                                         FISCAL YEAR ENDED MARCH 31,                          DECEMBER 31,
                                        --------------------------------------------------------------   -----------------------
                                           1995         1996         1997         1998         1999         1998         1999
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
Weighted average shares outstanding --
 basic................................  13,428,000   15,103,700   15,848,500   15,848,500   15,848,500   15,848,500   19,534,600
Dilutive effect of stock options and
 warrants after application of the
 treasury stock method................          --           --           --           --           --           --      140,700
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
Weighted average shares outstanding --
 diluted..............................  13,428,000   15,103,700   15,848,500   15,848,500   15,848,500   15,848,500   19,675,300
                                        ==========   ==========   ==========   ==========   ==========   ==========   ==========